Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Georganne Palffy
Chief Financial Officer	General Information
(312) 658-5000	(312) 640-6768

FOR IMMEDIATE RELEASE

FRIDAY, JULY 15, 2005

STRATEGIC HOTEL CAPITAL, INC. ANNOUNCES ACQUISITION OF

THE FAIRMONT CHICAGO HOTEL

Chicago, IL—July 15, 2005—Strategic Hotel Capital, Inc. (NYSE: SLH) today announced it has signed an agreement to acquire the Fairmont Chicago hotel from an affiliate of The Swig Company of San Francisco for a purchase price of $154.7 million, or a price of $224,000 per room. Jones Lang LaSalle Hotels acted as agent for the seller. The acquisition, which is expected to close during the third quarter 2005, remains subject to customary closing conditions.

The AAA Four-Diamond 692-room luxury hotel is located in the center of downtown Chicago adjacent to the city’s new 24-acre Millennium Park and Lakeshore East, a $2.5 billion mixed-use project, which includes plans for the development of over 2.5 million square feet of commercial space. The 38-story tower features 62,000 square feet of function space including fourteen meeting rooms, and the highly acclaimed Aria Restaurant. Fairmont Hotels, Inc. will continue to manage the property subsequent to the acquisition.

The company expects 2005 property EBITDA contributions in the range of $4.8 million to $5.5 million for the final four months of 2005, and forecasted 2006 property EBITDA in the range of $13.5 million to $14.5 million.

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Strategic Hotel Capital, Inc.

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Laurence Geller, chief executive officer of Strategic Hotel Capital, commented, “The addition of this uniquely located high-end hotel to our portfolio exemplifies our focus on acquiring quality real estate assets in growing urban markets. We look forward to capitalizing on the strengthening Chicago market given strong convention bookings for 2006, and the property’s proximity to Millennium Park. Utilizing our solid asset management skills, we are enthusiastic about opportunistically enhancing this property, and working in tandem with Fairmont Hotels and Resorts, one of our preferred luxury operators to implement these changes.”

This press release contains forward-looking statements about Strategic Hotel Capital, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties that could cause the actual results to differ materially, including but not limited to the following: availability of capital; ability to obtain or refinance debt; rising interest rates; cash available for capital expenditures; rising insurance premiums; demand for hotel rooms in our current and proposed market areas; competition; economic conditions generally and in the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.